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                                                           TRANSOCEAN INC.
TRANSOCEAN INC.                                            Post Office Box 2765
                                                           Houston TX 77252 2765

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ANALYST  CONTACT:     Jeffrey  L.  Chastain           NEWS  RELEASE
                      713-232-7551

MEDIA  CONTACT:       Guy  A.  Cantwell               FOR RELEASE: July 17, 2003
                      713-232-7647

                       TRANSOCEAN INC. TO REPORT NET LOSS
                             FOR SECOND QUARTER 2003

     HOUSTON--Transocean Inc. (NYSE: RIG) today announced that it expects to report a net loss for the three months ended June 30, 2003 of between $0.13 and $0.15 per diluted share. Excluding the impact of the $14 million ($0.04 per diluted share) after-tax loss from the early retirement of debt and $26 million ($0.08 per diluted share) of after-tax charges associated with asset impairments described below as well as the effect of a $15 million ($0.04 per diluted share) favorable resolution of a non-U.S. income tax liability, the company anticipates results for the quarter to be a net loss of between $0.05 and $0.07 per diluted share.

     The company reported that in addition to a previously announced after-tax loss of approximately $14 million resulting from the early retirement of debt, it expects to recognize an approximate $14 million after-tax charge relating to the impairment of a note receivable from Delta Towing Holdings, LLC, the U.S. inland marine and shallow water support vessel business in which the company owns a 25% equity interest. Also, quarterly results are expected to include approximately $12 million of after-tax charges pertaining to the impairment of five jackup rigs belonging to the company's Gulf of Mexico Shallow and Inland Water business segment, one mid-water semisubmersible rig and one self-erecting tender rig following the decision to remove the units from drilling service.

     The company also reported that its deepwater drillship Discoverer Enterprise has recommenced operations following a riser separation incident on May 21, 2003. Inspections of seven other Transocean deepwater drillships utilizing the same type of riser have been completed, with minimal downtime experienced on the rigs for these inspections. The company is exploring whether modifications of the riser systems employed on these eight deepwater drillships are necessary. If modifications are required, they are currently expected to be made over the balance of 2003 and into early 2004 at a total repair cost approximating $10 million.

     The riser separation incident on the Discoverer Enterprise, combined with unexpected downtime on other rigs and the estimated $10 million loss of revenue from the Nigerian labor strike, is expected to result in a decline in total revenues in the second quarter of 2003 to approximately $604 million compared to $616 million reported in the first quarter of 2003. In addition, operating costs during the second quarter are expected to exceed the previously announced guidance of $400 million to $410 million largely due to the unexpected costs of approximately $15 million associated with the Discoverer Enterprise riser incident, the labor strike in Nigeria and the well control incident on inland barge Rig 62.

     Transocean further stated that it anticipates a difficult earnings environment for the remainder of 2003 driven mainly by lower than expected profitability within the company's Gulf of Mexico Shallow and Inland Water jackup and barge fleet and diminishing opportunities for semisubmersibles and


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drillships  in  the  North  Sea,  Brazil  and  Southeast  Asia.  The company has previously noted that a decrease in earnings can substantially increase its effective tax rate due in part to the effect of operations in countries with revenue-based taxes. The deterioration in 2003 profitability is now expected to result in an effective tax rate of approximately 38% on 2003 earnings, excluding the impact of the above-described asset impairments and debt retirement loss. The application of the higher rate to earnings for the first six months of 2003 is expected to result in a charge for income taxes in the second quarter significantly higher than previously anticipated, offset by the tax benefits relating to the asset impairments, debt retirement loss and favorable resolution of the non-U.S. income tax liability.

     Transocean will report earnings for the six months ended June 30, 2003 on the morning of Tuesday, July 29, 2003. Following the earnings report, expected to be released prior to the commencement of trading in the United States, the company will conduct a teleconference call at 10:00 a.m. EDT on July 29. Individuals who wish to participate in the teleconference call should dial 212-329-1455 approximately five to 10 minutes prior to the scheduled start time of the call.

     In addition, the conference call will be simulcast through a listen-only broadcast over the Internet and can be accessed by logging onto the company's Worldwide Web address at www.deepwater.com and selecting "Investor Relations."
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It  may  also  be  accessed via the Worldwide Web at www.CompanyBoardroom.com by
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typing in the company's New York Stock Exchange trading symbol, "RIG."

     A telephonic replay of the conference call should be available after 1:00 p.m. EDT on July 29 and can be accessed by dialing 303-590-3000 and referring to the passcode 544298. Also, a replay will be available through the Internet and can be accessed by visiting either of the above-referenced Worldwide Web addresses. Both replay options will be available for approximately 30 days.

     Statements regarding expected earnings per share and other results, loss on the early retirement of debt, impairments on the Delta Towing note receivable, five jackup rigs, one mid-water semisubmersible and one self-erecting tender removed from drilling service, loss resulting from the Rig 62 well control incident, timing and cost of any modifications to drilling risers, decline in revenues, increased operating costs, earnings environment and deterioration in profitability for the remainder of 2003, effective tax rate, as well as any other statements that are not historical facts in this release are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to operating hazards and delays, risks associated with international operations, results of investigations regarding riser, actions by customers and other third parties, the future price of oil and gas and other factors detailed in the company's most recent Form 10-K and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.

     Transocean Inc. is the world's largest offshore drilling contractor with more than 160 full or partially owned and managed mobile offshore drilling units, inland drilling barges and other assets utilized in the support of offshore drilling activities worldwide. The company's mobile offshore drilling fleet is considered one of the most modern and versatile in the world with 13 fifth-generation semisubmersibles and drillships, 15 other deepwater semisubmersibles and drillships, 31 mid-water semisubmersibles and drillships and 50 jackup drilling rigs. Transocean Inc. specializes in technically demanding segments of the offshore drilling business, including industry-leading positions in deepwater and harsh environment drilling services. With a current equity market capitalization in excess of $6 billion, the company's ordinary shares are traded on the New York Stock Exchange under the symbol "RIG."

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